Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com

October 27, 2014	FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Transcept Pharmaceuticals, Inc.	Los Angeles	Tokyo
1003 W. Cutting Blvd., Suite #110	Madrid	Washington, D.C.
Point Richmond, California 94804

Re:	Registration Statement; 100,000 shares of Common Stock, par value $.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Transcept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to an additional 100,000 shares of common stock, $0.001 par value per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Tax Benefit Preservation Plan (the “Tax Benefit Preservation Plan”), dated as of September 13, 2013, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) under the Act (the “Registration Statement”), in connection with that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 30, 2014, by and among the Company, Tigris Merger Sub, Inc., Tigris Acquisition Sub, LLC and Paratek Pharmaceuticals, Inc. (“Paratek”), which is included as Annex A to the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

October 27, 2014

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Paratek stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Registration Statement, the Tax Benefit Preservation Plan and the Merger Agreement, and the Company has filed the Amended and Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware effecting a one-for-twelve reverse stock split, the issue and sale of the Shares and associated Rights will have been duly authorized by all necessary corporate action of the Company, and the Shares and associated Rights will be validly issued, and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Tax Benefit Preservation Plan, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Tax Benefit Preservation Plan. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP